Exhibit 10.1

AMENDMENT TO THE

ALLIANT TECHSYSTEMS INC.

DEFINED  CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended as of December 10, 2007

The Alliant Techsystems Inc. Defined Contribution Supplemental Executive Retirement Plan (“Plan”) as amended and restated effective October 29, 2007 is hereby amended effective December 10, 2007, to amend the Plan as follows:

I. Section 1.21 is hereby amended to read in its entirety as follows:

1.21 “Investment Election Form” shall mean the form, which may be in electronic format, established from time to time by the Senior Vice President of Human Resources,  that a Participant completes, signs and returns to the Company to make an election under the Plan.

II. Section 1.26 is hereby amended to read in its entirety as follows:

1.26  “PIC” shall mean the ATK Pension Investment Committee. “PRC” shall mean the ATK Pension and Retirement Committee.

III. Section 3.4 is hereby amended to read in its entirety as follows:

3.4       Crediting and Debiting of Account Balances.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Senior Vice President of Human Resources, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)                                  Measurement Funds.  The Participant may elect one or more of the measurement funds selected by the PIC, in its sole discretion, which are based on certain mutual funds or other collective investment vehicles (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance.  As necessary, the PIC may, in its sole discretion, discontinue, substitute or add a Measurement Fund.  Each such action will take effect as of the first day of the first calendar quarter that begins at least 30 days after the day on which the Senior Vice President of Human Resources gives Participants advance written notice of such change.  Notwithstanding the above, no Measurement Fund shall be based primarily on common stock or other securities of the Company.

(b)                                 Election of Measurement Funds.  A Participant, in connection with his or her initial commencement of participation in the Plan, shall elect, on the Investment Election Form, one or more Measurement Fund(s) (as described in Section 3.4(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance.  If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the Measurement Fund as determined by the PRC from time to time, in its sole discretion.  The Participant may (but is not required to) elect, by submitting an Investment Election Form to the Company that is accepted by the Company, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.  If an election is made in accordance with the previous sentence, it shall apply as of the first business day that is administratively practicable, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(c)                                  Proportionate Allocation.  In making any election described in Section 3.4(b) above, the Participant shall specify on the Investment Election Form, in increments of 1%, the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d)                                 Crediting or Debiting Method.  The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(e)                                  No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund.  In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves.  Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

IV. Section 5.6 of the Plan is hereby amended to read in its entirety as follows:

5.6  Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary (as the Beneficiary is determined by the Senior Vice President of Human Resources) shall fully and completely discharge the Company, the Employer, the Committee, the PRC, PIC and the Senior Vice President of Human Resources from all further obligations under this Plan with respect to the Participant.

V. Section 7.2(a) of the Plan is hereby amended to read in its entirety as follows:

7.2   Amendment.

(a)                                  The Committee may, at any time, amend or modify the Plan in whole or in part.  Notwithstanding the foregoing, no amendment shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment is made. In no event shall the Company, the Employer, the PRC, the PIC or the Committee be responsible for any decline in a Participant’s Account Balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of the Measurement Funds pursuant to Section 3.4.

VI. Section 8.4 of the Plan is hereby amended to read in its entirety as follows:

8.4 Indemnity.  All Employers shall indemnify and hold harmless the members of the Committee, the PRC, the PIC, the Senior Vice President of Human Resources, any Employee to whom duties have been or may be delegated under this Plan, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of an individual’s willful misconduct.

The remainder of the Plan remains unchanged.